Exhibit 99.1

PRESS RELEASE
Timothy E. Kullman to join Dick’s Sporting Goods as Senior Vice President & Chief Financial Officer
PITTSBURGH, Pa., March 16, 2007 — Dick’s Sporting Goods, Inc. (NYSE: DKS) announced today that Timothy E. Kullman will join the company in April, 2007 as Senior Vice President & Chief Financial Officer. Mr. Kullman will be responsible for all areas of finance and accounting.
Mr. Kullman joins Dick’s with 29 years of experience, most recently as Senior Vice President and Chief Financial Officer for PETsMART, Inc, a specialty pet retail store chain. During his 5 year tenure at PETsMART, Mr. Kullman oversaw the company’s growth from a $2.5 billion, 580 store chain in 2002 to over 900 stores generating more than $4 billion in revenue in 2006. His responsibilities encompassed all areas of finance, accounting, internal audit, real estate, construction, lease administration, facilities management, loss prevention and investor relations.
Prior to joining PETsMART, Mr. Kullman was Executive Vice President & Chief Financial Officer for Hagameyer North America Holdings, Inc., a wholly owned division of a global distribution company based in the Netherlands. Mr. Kullman also spent over 12 years in the grocery store industry, serving as the Chief Financial officer of three companies over that time period. Prior to that, he held various positions with Blue Cross Blue Shield of Michigan, and Deloitte Haskins & Sells, the predecessor to Deloitte & Touche, LLP.
Mr. Kullman succeeds Michael F. Hines, who is resigning at the end of March as announced in November, 2006.
“We are excited to welcome Tim to our management team,” said Edward W. Stack, Chairman and CEO. “His passion for winning, broad industry experience and strong financial and leadership capabilities will be valuable as we pursue our goals for 2007 and beyond.”
About Dick’s Sporting Goods, Inc.
Pittsburgh-based Dick’s Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear in a specialty store environment. As of February 3, 2007, the Company operated 294 Dick’s Sporting Goods stores in 34 states primarily throughout the Eastern half of the U.S. The Company also owns Golf Galaxy, a multi-channel golf specialty retailer, with 65 stores in 24 states, ecommerce websites and catalog operations.
Dick’s Sporting Goods, Inc. news releases are available at http://www.dickssportinggoods.com/ (click on the Investor Relations link at the bottom of the home page).
Contact:
Dick’s Sporting Goods, Inc.
Michael F. Hines, EVP — Chief Financial Officer or
Dennis Magulick, Director, Investor Relations
724-273-3400
investors@dcsg.com
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